Exhibit 10.30

MANAGEMENT SERVICES AGREEMENT

This Management Services Agreement (the “Agreement”) is dated as of March 19th, 2025 (the “Effective Date”) and is between Steel Services Ltd. (“Steel Services”), a Delaware corporation, having an office at 590 Madison Avenue, 32nd Floor, New York, New York 10022 and Trinity Place Holdings Inc., a Delaware corporation (the “Company”), having an office at 340 Madison Ave, New York, New York 10173.

WHEREAS, the Company desires to have Steel Services furnish certain services to the Company, as set forth on Exhibit A attached hereto, as it may be amended from time to time pursuant to the terms hereof (the “Services”), and Steel Services has agreed to furnish the Services, pursuant to the terms and conditions hereinafter set forth. The Company has obtained all necessary approvals under its corporate governance documents for its entry into this Agreement.

WHEREAS, the Audit Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) comprised of disinterested directors approved this Agreement and recommended the Board’s approval, and a majority of the disinterested directors of the Company has voted to approve this Agreement.

NOW, THEREFORE, the parties therefore agree as follows:

Section 1.Engagement of Steel Services

1.01.During the term of this Agreement, Steel Services shall provide to the Company the Services by way of the non-exclusive services of persons designated by Steel Services to perform the Services in accordance with the terms and provisions of this Agreement (the “Designated Persons”), as described and defined on Exhibit A, as may be necessary or desirable or as may be reasonably requested or required in connection with the business, operations, and affairs (both ordinary and extraordinary) of the Company and its subsidiaries and affiliates.

1.02.In performing the Services, Steel Services shall be subject to the supervision and control of the Committee and shall report to the Committee and/or such other person designated by the Committee (an “Authorized Person”) in accordance with such procedures as may be adopted by the Committee and Steel Services from time to time. Steel Services shall provide an annual report to the Committee or the Authorized Person summarizing the Services provided in such detail as the Committee or such Authorized Person and Steel Services shall mutually agree (each a “Annual Report”). Each Annual Report shall be due on or before the 90th day following the expiration of the applicable fiscal year of the Company. Steel Services may incur obligations or enter into transactions on behalf of the Company subject to any mutually agreed upon limits as established from time to time by the Committee and Steel Services.

1.03.While the amount of time and personnel required for performance by Steel Services hereunder will necessarily vary depending upon the nature and type of Services, Steel Services shall devote such time and effort and make available such personnel as may from time to time reasonably be required for the performance of the Services hereunder and shall use its reasonable best efforts to carry out the purposes of the Company and shall perform Services to the best of its abilities in a timely, competent and professional manner, in compliance with any laws relevant to such Services, in compliance with the Company’s policies, procedures and controls provided by the Company to Steel Services in writing from time to time, and in compliance with such reasonable directions as Steel Services’ officers, employees or representatives may receive from the Committee or from the Authorized Person or other designated representatives from time to time.

1.04.Exhibit A may be amended from time to time to provide for additional Services, the elimination of certain Services, increases or decreases to the compensation paid hereunder, or other changes, upon the mutual agreement of the parties hereto.

1.05.In the performance of Services, Steel Services will not cause the Company to willfully violate, any statue or regulation or any order, writ, judgment, or decree of any court, arbitrator or governmental authority applicable to the Company and its subsidiaries and affiliates.

Section 2.    Term

2.01.This Agreement shall commence effective as of the Effective Date and shall continue for one (1) year and shall automatically renew for successive one (1) year periods (each such period, a “Term”) unless and until terminated by either party in accordance with Section 2.02 below. If an involuntary or voluntary case or proceeding is commenced against or by the Company under the United States Bankruptcy Code, as amended, or any similar federal or state statute, either party hereto may terminate this Agreement upon thirty (30) days prior written notice to the other.

2.02.This Agreement may be terminated (i) by either party, effective on the last day of the current Term, upon not less than ninety (90) days prior written notice to the other; (ii) by the Company, at any time, on less than ninety (90) days-notice; provided that, in the case of a termination by the Company pursuant to (i) or (ii), the Company shall pay to Steel Services a termination fee equal to 125% of the fees due under this Agreement, as calculated under Section 3, from, and including, such termination date until, and including, the 90th day following the date of such termination; (iii) immediately upon the bankruptcy or dissolution of Steel Services, (iv) promptly by the Company upon a material breach of this Agreement (provided Steel Services shall be provided notice of the breach and be provided a reasonable opportunity to cure during a period of no less than 90 days); or (v) immediately by the Company for Cause (as reasonably determined by the Committee). For the purposes of this Agreement, “Cause” shall mean, with respect to the termination of this Agreement, fraud, gross negligence, criminal conduct or willful misconduct by Steel Services or any Designated Person, as applicable, or breach of fiduciary duty by any Designated Person, in connection with performing its or his or her respective duties hereunder, as reasonably determined by the Committee.

2.03.In the event this Agreement is terminated pursuant to Section 2.02 above, Steel Services shall cease to perform Services.

2.04.Steel Services shall promptly upon termination: (i) pay to the Company any money collected and held for the account of the Company pursuant to this Agreement, after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled under Section 3; (ii) deliver to the Board all assets, books and records and documents of the Company then in the custody of Steel Services; and (iii) cooperate with the Company to provide an orderly management transition, and the Company shall pay Steel Services reasonable fees and expenses in connection therewith.  Notwithstanding anything to the contrary herein, in the event Steel Services provides written notice to the Company of termination of this Agreement pursuant to Section 2.02(i) above, and the Company uses good faith commercially reasonable efforts to secure a replacement provider of the Services but is unable to secure such a replacement service provider prior to termination of this Agreement in accordance with Section 2.02, then in such case, Steel Services and the Company shall negotiate in a good faith commercially reasonable manner for the provision of the Services by Steel Partners for an additional interim period not to exceed ninety (90) days from the last day of the current Term.

Section 3.    Payments to Steel Services

3.01.In consideration of the Services furnished by Steel Services, the Company shall pay to Steel Services a fixed monthly fee as set forth in Exhibit A in advance on the first day of each quarter, subject to equitable adjustment for any increased or decreased costs between fee periods, and which shall otherwise be adjusted upon agreement by the parties upon the amendment of Exhibit A pursuant to Section 1.04.  If the termination of this Agreement takes effect on a day other than the end of a calendar month, the monthly fee shall be prorated based on the number of days that Steel Services performed Services during such calendar month until termination.  For the avoidance of doubt, there shall be no duplication of fees paid under Section 2 and Section 3.

3.02.In addition to the fixed monthly fee provided for in Section 3.01 hereof, the Company shall promptly reimburse Steel Services and its representatives for all reasonable expenses incurred in providing the Services, regardless of when incurred, whether during the term hereof or in the future, including, but not limited to: (i) any extraordinary or nonrecurring expenses, paid or incurred by Steel Services on behalf of or attributable to the Services provided to the Company during the term hereof or (ii) any expenses related to severance payments that are mutually agreed by the Committee and Steel Services.

3.03.The Company and Steel Services agree that the pricing for all services provided under this Agreement is intended to be at arm’s length as defined by the OECD Transfer Pricing Guidelines and applicable local tax laws.  The pricing shall reflect what independent, unrelated parties would agree upon under similar circumstances.  Pricing will be reviewed periodically to ensure continued compliance with the arm’s length principle, and adjustments to pricing may be made as mutually agreed upon by the parties hereto based on changes in market conditions, business operations, regulatory requirements, or otherwise.

3.04.The Services provided under this Agreement are not anticipated to be subject to sales tax under the applicable laws and regulations of the relevant jurisdictions, and Steel Services shall not charge sales tax on invoices issued for the Services issued under this Agreement.

Notwithstanding the above, if any sales tax, penalties, or interest are assessed by any tax authority on the Company for the Services provided under this Agreement, Steel Services agrees to reimburse the Company for any such sales tax liabilities, penalties, and interest, including, but not limited to, any costs, expenses, or legal fees incurred by the Company in connection with the assessment or collection of such sales tax.

Section 4.    Representations and Warranties of Steel Services.

4.01.Steel Services hereby makes the following representations and warranties on which the Company has relied in making the delegation set forth in this Agreement:

4.02.Steel Services is a Delaware corporation, duly organized, validly existing and in a good standing under the laws of the State of Delaware and is duly qualified as a foreign company in each jurisdiction in which the nature of its business makes such qualification necessary, except where failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a material effect on Steel Services.

4.03.Steel Services has all requisite power and Steel Services has authority to execute, deliver and perform this Agreement, and the execution, delivery and performance of this Agreement have been duly authorized by all necessary action on the part of Steel Services.

4.04.This Agreement constitutes a legal, valid and binding obligation of Steel Services, enforceable against it in accordance with its terms.

4.05.The execution, delivery and performance by Steel Services or the Designated Persons of this Agreement does not violate any provision of the governing documents of Steel Services, (ii) violate any statue or regulation or any order, writ, judgment, or decree of any court, arbitrator or governmental authority applicable to Steel Services or any of its assets or the Designated Persons, or (iii) violate or constitute, with or without notice or lapse of time, a default under any contract, agreement or other undertaking to which Steel Services is a party.

4.06.To the knowledge of Steel Services, there are no past or present actions, occurrences, conditions or circumstances that could reasonably be expected to adversely affect the Company’s ability to comply with the requirements of applicable Federal and state securities laws or its control environment, in each case by reason of the entry by the Company into this Agreement or the provision of Services by Steel Services.

Section 5.    Agents.

5.01.Steel Services may delegate any or all the powers, rights and obligations under this Agreement and may appoint, employ, contract or otherwise deal with any person or entity (each, an “Agent”) in respect of the performance of Services. Steel Services may assign to any such Agent approved by the Committee or such Authorized Person the right to receive any fee or reimbursement of expenses as Steel Services would be entitled to receive under this Agreement.

5.02.Steel Services shall supervise the activities of its Agents, and notwithstanding the designation of or delegation to any Agent, Steel Services shall remain obligated to the Company for the proper performance of Services; provided, however, that Steel Services and the Company may enter into any agreement for indemnification pursuant to which an Agent may indemnify and hold harmless Steel Services and the Company, jointly and severally, from any liability to them arising by reason of the act or omission of such Agent. Nothing contained herein shall affect or otherwise limit the indemnification obligations of Steel Services to the Company as provided in Section 9.

Section 6.    Records; Access

6.01.Steel Services and its officers, employees and representatives, including the Designated Persons, in performance of Services, shall have access to all accounting books, ledgers, receipts, business information, tax filings, employee information, research, organizational structure information, data, computer programs and budget figures of the Company and its subsidiaries and any other information of the Company and its subsidiaries (including, where relevant, TPHGreenwich Holdings LLC, a Delaware limited liability company, related to the performance of Services by Steel Services, its officers, employees, and representatives, including the Designated Persons, whether or not considered material (the “Information”), and the Company shall promptly make any such Information available to Steel Services upon its reasonable request.

6.02.Steel Services covenants that during the term of this Agreement it will notify the Company of any change in Steel Services’ business, financial condition, results of operations or status that would reasonably be expected to have a material effect on the provision of Services under this Agreement.

6.03.In the event the Agreement is terminated, Steel Services will transfer (at no cost to Steel Services) any and all physical and electronic records of the Company in a reasonable format specified by the Company and will make source codes owned or controlled by Steel Services available to the Company during a transition period of up to nine (9) months following the date of termination.

Section 7.    Limitation on Activities

7.01.Notwithstanding any provision of this Agreement, Steel Services and its personnel shall not take any action which, in their sole judgment made in good faith, would violate any law, rule, regulation or statement of policy of any governmental body or agency having jurisdiction over the Company and its subsidiaries and affiliates, or otherwise not permitted by the Company’s Certificate of Incorporation or By-laws, as each may be amended from time to time, or policies and procedures, except if such action shall be ordered in writing by the Committee following the affirmative vote of a majority of the members of the Committee present at a properly called meeting of the Committee, in which case Steel Services or its personnel shall have no liability for acting in accordance with the specific instructions of the Company so given. Notwithstanding the foregoing, the officers, directors, members, employees, affiliates, consultants or agents of Steel Services shall not be liable to the Company or holders of its securities for any act or omission by

Steel Services or any Designated Person, as applicable, taken or omitted to be taken in the performance of Services under this Agreement except as provided in Section 9 of this Agreement.

Section 8.    Limitation on Liability

8.01.To the fullest extent permitted by law and as consistent with the Company’s By-laws and Certificate of Incorporation, as each may be amended from time to time (the “Company’s Charter Documents”), Steel Services and its affiliates and its and their officers, directors, members, managers, employees, agents, consultants, successors and assigns shall not be liable to the Company, any affiliate thereof or any third party for any Claim (as defined in Section 9, below), unless that act or omission constitutes gross negligence or willful misconduct. Further, Steel Services shall reasonably rely on information provided to it about the Company, if any, that is provided by the Company or the Company’s affiliates, employees or agents. In no event shall Steel Services be liable for any error or inaccuracy of any report, computation or other information or document produced in accordance with this Agreement, for whose accuracy the Company assumes all responsibility, unless resulting from the gross negligence or willful misconduct of Steel Services or Steel Services’ officers, directors, employees or agents.

Section 9.    Indemnity and D&O Insurance

9.01.To the fullest extent permitted by law and as consistent with the Company’s Charter Documents, the Company shall defend, indemnify, save and hold harmless Steel Services and its affiliates and its and their officers, directors, members, managers, employees, agents, consultants, successors and assigns (collectively, the “Indemnitees”) against any claims, liabilities, damages, losses, costs or expenses, including amounts paid in satisfaction of judgments, in compromises and settlements, as fines and penalties and legal or other costs and reasonable expenses of investigating or defending against any claim or alleged claim of any nature whatsoever resulting from the Indemnitees’ activities or services under this Agreement, including any activities or services rendered prior to the date hereof for the Company by the Indemnitees or any predecessor thereto (a “Claim”), except to the extent directly caused by the gross negligence or willful misconduct of the Indemnitees. At the written request of Steel Services and/or its representatives, the Company will advance to them the legal or other costs and reasonable expenses of investigating or defending against any Claim in advance of the final disposition of such Claim. To the fullest extent permitted by law and as consistent with the Company’s Charter Documents, the Company’s obligation to indemnify Steel Services hereunder shall extend to and inure to the benefit of the Indemnitees. The Company shall use reasonable efforts to cause each Indemnitee to be covered by the Company’s D&O insurance policy applicable to other officers and directors and shall provide a letter of indemnity to any of the Indemnitees upon their request. If Steel Services or any Indemnitee should reasonably determine its interests are or may be adverse to the interests of the Company, Steel Services or such Indemnitee may retain one counsel of its own choosing in connection with such claim or alleged claim or action, in which case the Company shall be liable, to the extent permitted under this Section 9, to Steel Services or such Indemnitee for any reasonable and documented legal, accounting or other directly related fees and expenses incurred by Steel Services or such Indemnitee in connection with its investigating or defending such claim or alleged claim or action. In addition, none of the Indemnitees shall be liable to the Company or any third party for any special, consequential or exemplary damages (including lost or anticipated revenues or profits relating to the same) arising from any claim relating to this Agreement or any of the services provided hereunder, whether such claim is based on warranty, contract, tort (including negligence or strict liability) or otherwise, even if an authorized representative of Steel Services is advised of the possibility or likelihood of the same.

Section 10.    Confidential Information

10.01.Steel Services shall not at any time during or following the termination or expiration for any reason of this Agreement, directly or indirectly, disclose, publish or divulge to any person (except where necessary in connection with the furnishing of the Services under this Agreement), appropriate or use, or cause or permit any other person to appropriate or use, any of the Company’s inventions, discoveries, improvements, trade secrets, copyrights or other proprietary, secret or confidential information not then publicly available (“Confidential Information”).

10.02.Notwithstanding the provisions of Section 10.01 above, Steel Services or the Designated Persons or their agents may disclose Confidential Information to Steel Services’ representatives or agents who (i) need to know such information to permit Steel Services and the Designated Persons to provide Services in accordance with the terms of this Agreement, (ii) are informed of the confidential nature of the Confidential Information and (iii) agree to maintain the confidentiality of the Confidential Information.

10.03.Notwithstanding the provisions of Section 10.01 above, if Steel Services, the Designated Persons or any of Steel Services’ representatives are required to disclose any Confidential Information pursuant to applicable laws or regulations or by any subpoena or similar legal process, Steel Services shall promptly notify the Company in writing of any such requirement, if legally permissible, so that the Company may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions of this Agreement. Steel Services shall, and shall direct its representatives (including the Designated Persons) to, reasonably cooperate with the Company (at the Company’s sole cost and expense) to obtain such a protective order or other remedy and if such order or other remedy is not obtained, or the Company waives compliance with the provisions of this Agreement, Steel Services, the Designated Persons or Steel Services’ representatives shall disclose only that portion of the Confidential Information which they are advised by counsel that they are legally required to so disclose and will use good faith efforts to obtain reliable assurance that confidential treatment will be accorded the information so disclosed.

10.04.Steel Services and the Designated Persons acknowledge that (i) they are aware and that Steel Services’ representatives have been advised that (a) the Confidential Information may include material non-public information about the Company and its subsidiaries and affiliates, and (b) the United States securities laws and securities law of other jurisdictions prohibit any person who has material non-public information about a company from purchasing or selling securities of such company on the basis of such information or from otherwise misappropriating such material non-public information in breach of fiduciary duty or other relationship of trust and confidence, (ii) Steel Services has developed compliance procedures regarding the use of material non-public information and (iii) Steel Services, the Designated Persons and Steel Services’ representatives will handle such material non-public information in accordance with applicable laws, including Federal and state securities laws. Steel Services and its personnel, and the Designated Persons, shall comply with the Company’s policies regarding Confidential Information and insider trading.

Section 11.    Non-Exclusive Arrangement; Conflicts of Interest

11.01.The Company acknowledges that Steel Services and its Affiliated Companies (as defined below) have in the past and may from time to time in the future enter into agreements like this Agreement with other companies pursuant to which Steel Services may agree to provide services similar in nature to the Services being provided hereunder. The Company understands that the person or persons providing the Services hereunder may also provide similar or additional services to other companies, including as officers and directors of such companies. In addition, to the extent business opportunities arise, the Company acknowledges that Steel Services will be under no obligation to present such opportunity to the Company, and Steel Services may, in its sole discretion, present any such opportunity to whatever company it so chooses, or to none at all; provided, however, nothing contained herein shall affect or otherwise limit the fiduciary obligations of the officers and directors of the Company.

11.02.The Company, Steel Services and their respective Affiliated Companies (as defined below) recognize and acknowledge that as a result of Steel Services providing the Services pursuant to this Agreement the potential for conflicts of interest exist between and/or among Steel Services, Affiliated Companies of Steel Services, and the Company and the respective officers and directors of Steel Services and the Company, including but not limited to (i) that an Affiliated Company of Steel Services may be a majority or significant stockholder of the Company, (ii) that directors, officers, members and/or employees of Steel Services or of Affiliated Companies of Steel Services may serve as directors and/or officers of the Company, (iii) that Steel Services and Affiliated Companies thereof may engage and are expected to continue to engage in the same, similar or related lines of business as those in which the Company, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Company, directly or indirectly, may engage, (iv) that Steel Services and Affiliated Companies thereof may have an interest in the same areas of corporate opportunity as the Company and Affiliated Companies thereof, and (v) that Steel Services and Affiliated Companies thereof may engage in material business transactions with the Company and Affiliated Companies thereof, including (without limitation) providing the Services to or being a significant supplier of the Company and Affiliated Companies thereof. If a dispute arises from or relates to any such conflict of interest, and if the dispute cannot be settled through direct discussions, the parties agree that any unresolved dispute shall be settled by arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules and the decision rendered by a single arbitrator shall be binding on the parties.

11.03.For purposes of this Agreement, “Affiliated Companies” shall mean in respect of Steel Services any entity which is controlled by Steel Services, controls Steel Services or is under common control with Steel Services (other than the Company and any entity that is controlled by the Company) and in respect of the Company shall mean any entity which is controlled by the Company, controls the Company or is under common control with the Company (other than Steel Services and any entity that is controlled by Steel Services).

11.04.The Company represents and warrants that all requisite approvals under the Company’s corporate governance documents necessary for the approval of this Agreement have been obtained.

Section 12.    Independence

12.01.Except as specifically provided herein, none of the parties shall act or represent or hold itself out as having authority to act as an agent or partner of any other party, or in any way bind or commit any other party to any obligations. Nothing contained in this Agreement shall be construed as creating a partnership, joint venture, agency, trust or other association of any kind, each party being individually responsible for its obligations set forth in this Agreement. Steel Services or its officers, employees and representatives shall not have the authority to act for, bind, or otherwise commit the Company or any of its subsidiaries or affiliates, and neither Steel Services nor any of its officers, employees or representatives shall hold itself or themselves out as having any such authority, except (i) the Designated Persons’ authority to act in their respective capacities provided hereunder and perform his or her duties in such capacity, and (ii) to the extent that such authority has been specifically granted to Steel Services or any of its officers, employees and representatives by the Committee or such Authorized Person.

12.02.Neither party shall be responsible for the compensation, the withholding of taxes, workers compensation, employee benefits or any other employer liability for the employees and agents of the other party. For the avoidance of doubt, no Designated Person shall be entitled to receive compensation from the Company for the services provided in the respective capacities hereunder unless approved by the Board or the Committee. Without limiting the generality of the foregoing, the parties acknowledge and agree that Steel Services is an independent contractor and that none of Steel Services or the Designated Persons is an employee of the Company. Steel Services or an Affiliated Company of Steel Services shall timely withhold and pay all taxes and file all reports required by applicable law to be withheld, paid and filed for the Designated Persons.

Section 13.    General

13.01.This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior representations and agreements, whether oral or written, and cannot be modified, changed, waived or terminated except by a writing signed by both of the parties hereto. No course of conduct or trade custom or usage shall in any way be used to explain, modify, amend or otherwise construe this Agreement.

13.02.All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given if personally delivered, sent by nationally recognized overnight carrier, one day after being sent, or mailed by first class registered or certified mail, return receipt requested, five days after being sent, in any such case to the address of the respective party appearing in the Preamble hereto.

13.03.This Agreement shall be construed under the laws of the State of Delaware and the parties hereby submit to the personal jurisdiction of any federal or state court located therein, and agree that jurisdiction shall rest exclusively therein, without giving effect to the principles of conflict of laws.

13.04.In the event of any changes in tax legislation that affect the tax treatment of the Services provided under this Agreement, the parties hereto agree to negotiate in good faith to amend the Agreement to reflect such changes, ensuring that the economic position of the parties remains substantially the same.

13.05.This Agreement may not be assigned by any party without the prior written consent of the other parties to this Agreement; provided, however, Steel Services may assign this Agreement to one of its Affiliated Companies.

13.06.This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission is deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

13.07.Sections 3.02, 3.04, 8, 9 and 10 shall survive any expiration or termination of this Agreement.

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The parties have duly executed this Agreement as of the date first above written.

STEEL SERVICES LTD., a Delaware corporation

/s/ Ryan O’Herrin
By: Ryan O’Herrin
Title: Senior Vice President

TRINITY PLACE HOLDINGS INC., a Delaware corporation

/s/ Ryan O’Herrin
By: Ryan O’Herrin
Title: Senior Vice President

EXHIBIT A

The “Services” shall include providing the non-exclusive services of a person or people to serve in the following position or functions, and perform duties normally associated with that specific or substantially equivalent position or function for the Company:

LEGAL AND ENVIRONMENTAL HEALTH & SAFETY

•

Board meetings

•

SEC and other securities law work

•

Financial transactions

•

Mergers and acquisitions

•

Contract review

•

Litigation management

•

Labor and employment

•

All other legal (intellectual property, etc.)

•

Compliance and risk management

•

Environmental, health and safety compliance

FINANCE AND TREASURY

•

Services to direct external reporting

•

Tax provision

•

Tax compliance and reporting

•

Tax controversy and planning

•

Financing evaluation and transactional support

•

Bank account rationalization and fee negotiations

•

Treasury workstation and credit card/procurement card evaluation

•

Insurance renewals

•

Preparation or supervision of preparation of publication of periodic financial reporting to shareholders

HUMAN RESOURCES	• General HR services
INTERNAL AUDIT	• Support SOA implementation • Ongoing SOA testing and control deficiency remediation • Third party resource coordination • Audit software implementation and deployment
MERGERS AND ACQUISITIONS	• Target sourcing and identification • Strategy and execution for sell-side process • Valuation analysis and deal structuring • End-to-end due diligence support and deal execution
INFORMATION TECHNOLOGY	• Security and audit • Systems administration • Licensing, procurement and hardware standards
TAX	• Compliance services • Preparation of filings • Oversee employee withholdings

The monthly fee for providing the Services shall be $10,000, paid in advance of the first day of each fiscal quarter.

DESIGNATED PERSONS

Chief Financial Officer

General Counsel

Head of Internal Audit Function

Head of Tax

Chief Human Resources Officer

Head of Information Technology